SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2006

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Amendments to Share Incentive Plan

On May 2, 2006, the Board of Directors (the “Board”) of BioMarin Pharmaceutical Inc. (the “Company”) approved the Company’s 2006 Share Incentive Plan (the “Plan”), subject to the approval of the shareholders. The Plan provides for the granting of options, restricted shares, restricted share units, unrestricted shares, deferred share units and performance awards to directors, officers, employees and consultants and advisors of the Company and its subsidiaries. We have included a description of the plan in our Proxy Statement sent to shareholders on or about May 16, 2006 under the heading “Proposal Three: Approval of the 2006 Share Incentive Plan.” Shareholders will have the opportunity to vote on this at our Annual Meeting to be held on June 21, 2006.

As a result of discussions between representatives of the Company and various stockholders, on June 16, 2006, the Board has adopted resolutions to make the following amendments to the Plan, if shareholders at the Annual Meeting approve them:

The total Awards issued under the Plan, calculated based on the number of Shares underlying the Awards, during any calendar year in the aggregate will not exceed: (i) three and one half percent (3.5%) of the total number of Shares of the Company’s common stock then outstanding; plus (ii) the number of Shares underlying Awards granted under the Plan, the Company’s 1997 Stock Plan or the Company’s 1998 Director Option Plan that expire, are forfeited, canceled or become unexercisable for any reason. This provision may not be modified without Shareholder approval.

We believe these changes more closely align the Company with the interests of our shareholders by limiting the dilutive effect of granting these awards.

At our Annual Meeting, shareholders will have the opportunity to vote whether to approve the Plan, as it will be amended in accordance with the resolutions noted above. We have included the Amended and Restated 2006 Share Incentive Plan as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d). Exhibits

Exhibit Number	Description
99.1	Amended and Restated BioMarin Pharmaceutical Inc. 2006 Share Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: June 16, 2006	By:	/s/ G. Eric Davis
G. Eric Davis
Vice President, General Counsel